Exhibit 99.2

AV Homes, Inc. Announces

Early Tender Results and Initial Settlement of Cash Tender Offer

Scottsdale, AZ (May 18, 2017) — AV Homes, Inc. (NASDAQ:AVHI) (“AV Homes” or the “Company”) today announced the early tender results and initial settlement of the previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 8.500% Senior Notes due 2019 (CUSIP No. 00234P AE2) (the “2019 Notes”). The terms and conditions of the Tender Offer are described in the Company’s Offer to Purchase dated May 1, 2017 (the “Offer to Purchase”).

As of 5:00 p.m., New York City time, on May 17, 2017 (the “Early Tender Date”), $45,480,000 aggregate principal amount of 2019 Notes (representing approximately 22.74% of the outstanding 2019 Notes) had been validly tendered (the “Early Tender Notes”). On May 18, 2017, the Company accepted for purchase and purchased all Early Tender Notes. The Company also announced today the completion of its previously announced private offering of $400 million of 6.625% Senior Notes due 2022 (the “2022 Notes”), a portion of the net proceeds of which was used to fund the consideration for the Tender Offer. The completion of the offering of the 2022 Notes satisfied the financing condition to the Tender Offer.

Holders of the Early Tender Notes received the total consideration of $1,038.87 per $1,000 principal amount of 2019 Notes tendered, which includes an early tender payment of $6.99 per $1,000 principal amount of 2019 Notes tendered (the “Early Tender Payment”). In addition, holders of the Early Tender Notes received accrued and unpaid interest up to, but not including, today, May 18, 2017.

Holders validly tendering 2019 Notes after the Early Tender Date but prior to 11:59 p.m., New York City time, on May 26, 2017, unless extended or earlier terminated by the Company (the “Expiration Date”) will not be eligible to receive the Early Tender Payment, but will be eligible to receive the tender offer consideration of $1,031.88 per $1,000 principal amount of 2019 Notes tendered, plus accrued and unpaid interest up to, but not including, the date of payment for such 2019 Notes. Other than as required by applicable law, tendered 2019 Notes may not be withdrawn after the Early Tender Date. The Company’s obligation to purchase the Early Tender Notes was, and acceptance of 2019 Notes tendered after the Early Tender Date but at or before the Expiration Date is, subject to the satisfaction or waiver of certain conditions as set forth in the Offer to Purchase. The final settlement will occur promptly after the Expiration Date, and is expected to be on May 30, 2017.

The Company has engaged J.P. Morgan Securities LLC to act as the dealer manager in connection with the Tender Offer. Questions regarding the Tender Offer may be directed to J.P. Morgan Securities LLC at (212) 834-4811 (collect) or (866) 834-4666 (US toll-free). Requests for documentation may be directed to D.F. King & Co., Inc., at (800) 622-1649 (US toll-free) or (212) 269-5550 (for bankers and brokers) or via email to avhomes@dfking.com.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any securities, including any senior unsecured notes of the Company. The 2022 Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such requirements. The Tender Offer is being made solely pursuant to the Offer to Purchase, which sets forth the complete terms of the Tender Offer.

ABOUT AV HOMES

AV Homes is a homebuilder engaged in the business of homebuilding and community development in Florida, the Carolinas and Arizona. Its principal operations are conducted near Jacksonville and Orlando, Florida, Phoenix, Arizona and Raleigh and Charlotte, North Carolina. The Company focuses on the development and construction of (i) primary residential communities, which serve first time and move-up buyers, and (ii) active adult communities, which are age-restricted to the age 55 and over active adult demographic. AV Homes common shares trade on NASDAQ under the symbol AVHI.

FORWARD-LOOKING STATEMENTS

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

Investor Contact:

Mike Burnett

EVP, Chief Financial Officer

480-214-7408

m.burnett@avhomesinc.com